Convera
                                                      The True Meaning of Search

Contact:

Matthew Jones
Convera
703.761.3700
mjones@convera.com


         CONVERA(R) ANNOUNCES INTENTION TO RESTATE THIRD QUARTER RESULTS

VIENNA, VA., MARCH 9, 2007 - Convera Corporation (NASDAQ: CNVR), a leading provider of search technologies for professional workers, today announced that it will restate its previously issued financial statements for the third quarter ended October 31, 2006. The restatement will reflect an increase of approximately $400,000 to the previously reported $6.0 million impairment charge related to capitalized development costs and equipment and a reduction to revenue of approximately $80,000 on a single services contract, which will be recognized ratably over the life of the services agreement. The required charges to income are non cash items and will not reduce the balance of the Company's cash and cash equivalents at October 31, 2006.


Based on the above, the Company's management and the Audit Committee of its Board of Directors has concluded that the financial statements for the third quarter ended October 31, 2006 are materially impacted and should no longer be relied upon because of these adjustments. The Company intends to file an amended Form 10-Q for the third quarter ended October 31, 2006 as soon as practicable.

ABOUT CONVERA(R)
Convera(R) is a leading provider of search technologies for professional workers. Convera has developed a unified product platform that makes sense of vast amounts of information--wherever it resides--across multiple data formats, languages and meanings. Based on proprietary technologies that extract relevant results from public and private data, Convera enables professionals to quickly retrieve exactly the information essential for action. The Convera search platform, TrueKnowledge Platform(TM), is delivered as a hosted service, software or a bundled hardware and software package. Thousands of government and business professionals in 40 countries rely on Convera search solutions to power a broad range of mission critical applications.


This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; the ability to continue funding operating losses; fluctuations in operating results including impacts from reduced corporate IT spending and lengthier sales cycles; continued success in technological advances and development including the TrueKnowledge Platform
(TM); possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's reports to the Securities and Exchange Commission. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the SEC. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. "The Convera design logo and the following are trademarks of Convera in the United States and other countries: Convera(R), the Convera design logo, Screening Room(R), RetrievalWare(R), Excalibur(TM), Govmine(TM), baseRelevance(TM), TrueKnowledge Platform(TM), TrueB2B(TM), TrueKnowledge for Enterprise(TM), TrueKnowledge for Discovery(TM), TrueKnowledge for Web(TM), and Knewworld(TM)."